Exhibit 99.1

RealD Inc. Announces Exercise of Underwriters’ Option to Purchase

Additional Shares in Recent Secondary Offering of Common Stock

LOS ANGELES, Dec 8, 2010 - RealD Inc. (NYSE:RLD), a leading global licensor of 3D technologies, today announced that, in connection with its recent secondary offering, the underwriters have exercised, in full, their option to purchase an additional 1,172,250 shares of RealD common stock from certain existing stockholders.  The 8,987,251 shares of RealD common stock in the secondary offering, including the 1,172,250 additional shares, were sold at the public offering price of $27.75 per share.  RealD is not selling the additional shares and will not receive any proceeds from the sale of additional shares by selling stockholders.

J.P. Morgan Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers for the offering. William Blair & Company, L.L.C. is acting as co-lead manager, and Stifel Nicolaus Weisel and BMO Capital Markets Corp. are acting as co-managers.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on December 6, 2010. The offering and sale of these securities will be made solely by means of a written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering will be filed with the Securities and Exchange Commission and can be obtained, when available, from J.P. Morgan Securities LLC; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll-free at 1-866-803-9204; or from Piper Jaffray & Co., Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402, telephone: 1-800-747-3924 or by email: prospectus@pjc.com.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. The company’s registration statement on Form S-1 includes a more detailed discussion of the risks and uncertainties that could cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

© 2010 RealD Inc. All Rights Reserved.

Contact:

Addo Communications

Andrew Greenebaum / Laura Foster

310-829-5400

andrewg@addocommunications.com; lauraf@addocommunications.com